Exhibit 99.1

JPMorgan Chase Announces Final Results of Cash Tender Offer for 5.875% Capital Securities, Series O, of JPMorgan Chase Capital XV

New York, December 28, 2010 - JPMorgan Chase & Co. (“JPMorgan Chase”) announced today the final results of its previously announced cash tender offer for any and all of the 5.875% Capital Securities, Series O, of JPMorgan Chase Capital XV (the “Securities”). As of 11:59 p.m., New York City time, on December 27, 2010 (the “Offer Expiration Date”), $907,061,000 aggregate liquidation amount of the Securities had been validly tendered and not validly withdrawn pursuant to the tender offer, representing approximately 90.7% of the outstanding aggregate liquidation amount of the Securities. All of the Securities validly tendered and not validly withdrawn pursuant to the tender offer have been accepted for payment. Payment by JPMorgan Chase for such Securities, as well as for consents delivered pursuant to the related consent solicitation without tendering the related Securities, was completed today.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM), is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.